EXHIBIT 23.2

                        CONSENT OF PARENTE RANDOLPH, P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS

                       [Parente Randolph, P.C. Letterhead]




     We hereby consent to the inclusion in this Amendment No. 4 to the Registration Statement on Form S-4 of Fidelity D & D Bancorp, Inc., filed with the U.S. Securities and Exchange Commission, of our report dated January 31, 2000, on The Fidelity Deposit & Discount Bank's financials statements as of December 31, 1999 and 1998, and for each of the years in the 3-year period ending December 31, 1999. We also consent to the reference to our firm under the caption "Proposal No. 4: Ratification of Independent Auditors" in the related Proxy Statement/Prospectus.





                                              PARENTE RANDOLPH, P.C.


                                              /s/ Parente Randolph, P.C.



Wilkes-Barre, Pennsylvania
April 4, 2000